                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ISB Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                        [ISB FINANCIAL CORPORATION LETTERHEAD]






                                                                  March 17, 1997


Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of ISB Financial Corporation. The meeting will be held at the main office of Iberia Savings Bank located at 1101 East Admiral Doyle Drive, New Iberia, Louisiana, on Wednesday, April 16, 1997 at 3:00 p.m., Central Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

    It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

    Your continued support of and interest in ISB Financial Corporation are sincerely appreciated.

                             Sincerely,



                             /s/ LARRY G. MOUTON

                             Larrey G. Mouton
                             President and Chief Executive Officer

                              ISB FINANCIAL CORPORATION
                             1101 E. Admiral Doyle Drive
                             New Iberia, Louisiana 70560
                                    (318) 365-2361
                                    -------------
                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held on April 16, 1997
                                    -------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of ISB Financial Corporation (the "Company") will be held at the main office of Iberia Savings Bank located at 1101 East Admiral Doyle Drive, New Iberia, Louisiana, on Wednesday, April 16, 1997 at 3:00 p.m., Central Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

    (1) To elect four directors for a three-year term expiring in 2000, and until their successors are elected and qualified;

    (2) To ratify the appointment by the Board of Directors of Castaing, Hussey & Lolan, L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1997; and

    (3) To consider a stockholder's proposal to amend the Company's Bylaws to require that a majority of the members of its Board of Directors be legal residents of Iberia Parish, Louisiana; and

    (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed March 10, 1997 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

                               BY ORDER OF THE BOARD OF DIRECTORS


                               /s/ HENRY J. DAUTERIVE, JR.

                               Henry J. Dauterive, Jr.
                               Chairman of the Board

New Iberia, Louisiana
March 17, 1997



YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                              ISB FINANCIAL CORPORATION
                                    -------------
                                   PROXY STATEMENT
                                    -------------
                           ANNUAL MEETING OF STOCKHOLDERS

                                    April 16, 1997

    This Proxy Statement is furnished to holders of common stock, $1.00 par value per share ("Common Stock"), of ISB Financial Corporation (the "Company"), the parent holding company of Iberia Savings Bank ("Iberia Savings" or the "Bank") and Jefferson Bank, Gretna, Louisiana ("Jefferson Bank"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the main office of the Bank located at 1101 East Admiral Doyle Drive, New Iberia, Louisiana, on Wednesday, April 16, 1997 at 3:00 p.m., Central Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about March 17, 1997.

    The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for the nominees for director described herein, for ratification of the appointment of Castaing, Hussey & Lolan, L.L.P. for fiscal 1997 and against the stockholder's proposal regarding an amendment to the Company's Bylaws. The proxy solicited hereby also confers authority upon the Board of Directors, as proxy, to exercise discretionary authority and vote in accordance with their best judgment with respect to, among other things, matters which they do not know, a reasonable time prior to the distribution of this Proxy Statement, are to be presented at the Annual Meeting. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by
(i) filing with the Secretary of the Company written notice thereof (through Guyton H. Watkins, Secretary, ISB Financial Corporation); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.


                                        VOTING

    Only stockholders of record at the close of business on March 10, 1997 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 7,001,260 shares of Common Stock issued and outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. Directors are elected by a plurality of the votes cast with a quorum present. Abstentions are considered in determining the presence of a quorum but will not affect the plurality vote required for the election of directors. The affirmative vote of a majority of the total votes present in person and by proxy is required to ratify the appointment of the independent auditors. The affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors is required to approve the stockholder's proposal. Under rules of the New York Stock Exchange, the proposal for ratification of the auditors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and, accordingly, there will be no "broker non-votes" with respect to the ratification of independent auditors. The stockholder's proposal, however, is considered a "non-discretionary" item and brokerage firms which have received no instructions from their clients will have no discretion with respect to voting on such item.


                  INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR
                                AND EXECUTIVE OFFICERS

Election of Directors

    The Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes as nearly equal in number as the then total number of directors constituting the Board of Directors permits. The directors shall be elected by the stockholders of the Company for staggered terms, or until their successors are elected and qualified.

    At the Annual Meeting, stockholders of the Company will be asked to elect one class of directors, consisting of four directors, for a three-year term expiring in 2000, and until their successors are elected and qualified.

    No nominee for director is related to any other director or executive officer of the Company by blood, marriage or adoption. Each nominee currently serves as a director of the Company and of Iberia Savings.

    Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

    The following tables present information concerning the nominees for director of the Company, including tenure as a director. All of the below-listed directors, with the exception of Karen L. Knight, also serve as directors of Iberia Savings.


             Nominees for Director for Three-Year Terms Expiring in 2000

                                Principal Occupation During            Director
   Name                Age(1)       the Past Five Years                Since(2)
------------------   --------   ---------------------------           ---------
Cecil C. Broussard      65        Self-employed investor.                 1967

Ray Himel               69        Owner of Himel Motor                    1963
                                  Supply Corp., a chain
                                  of auto supply stores
                                  located throughout
                                  southern Louisiana;
                                  Himel Marine, a marine
                                  dealership located in
                                  New Iberia and
                                  Lafayette, Louisiana;
                                  and several Ace
                                  Hardware stores
                                  located throughout
                                  southern Louisiana.

Larrey G. Mouton         55       President and Chief                    1985
                                  Executive Officer of
                                  the Company and Iberia
                                  Savings.  Mr. Mouton
                                  also is a director of
                                  Jefferson Bank.

Emile J. Plaisance, Jr.  69       Retired since August                   1981
                                  1992; previously
                                  President of the Bank.



    The Board of Directors recommends that you vote FOR election of the nominees for director.

                                                           (Footnotes on page 7)
                                        4

DIRECTORS WHOSE TERMS ARE CONTINUING


                        Directors with a Term Expiring in 1998


                                Principal Occupation During            Director
   Name                Age(1)       the Past Five Years                Since(2)
------------------   --------   ---------------------------           ---------
William R. Bigler        73     Retired.                                   1986

Henry J. Dauterive, Jr.  71     Retired since 1991;                        1958
                                previously in private
                                practice as an attorney.

Louis J. Tamporello      75     Retired.                                   1980

Guyton H. Watkins        73     In private practice as                     1959
                                of counsel to the law
                                firm of Landry &
                                Watkins in New Iberia,
                                Louisiana; counsel to
                                the Bank.

                                                          (Footnotes on page 7)
                                        5

                        Directors with a Term Expiring in 1999


                                Principal Occupation During            Director
   Name                Age(1)       the Past Five Years                Since(2)
------------------   --------   ---------------------------           ---------
Elaine D. Abell           55    Attorney in private                      1993(2)
                                practice in Lafayette,
                                Louisiana.  Ms. Abell
                                also serves as a
                                director of Jefferson
                                Bank.


Harry V. Barton, Jr.      42    Certified public                         1993(2)
                                accountant in private
                                practice in Lafayette,
                                Louisiana.

William H. Fenstermaker   48    President and Chief                      1990(2)
                                Executive Officer of
                                C.H. Fenstermaker and
                                Associates, Inc.,
                                Lafayette, Louisiana,
                                which provides oil and
                                gas surveying,
                                mapping, municipal
                                engineering, environmental
                                consulting and
                                computer information
                                system services.  Mr.
                                Fenstermaker also
                                serves as a Chairman
                                of the Board of
                                Jefferson Bank.

E. Stewart Shea, III      45    Vice President of                        1990(2)
                                Bayou Management
                                Services, New Iberia,
                                Louisiana, a provider
                                of contractor services
                                to the oil field
                                industry; President of
                                Bayou Pipe Coating
                                Company and Vice
                                President of Bayou
                                Coating, LLC,
                                affiliates of Bayou
                                Management Services.

                                    (Table continued and footnotes on next page)

(Continued from prior page)

Karen L. Knight           56   Ms. Knight previously                       1996
                               served as Chairman of
                               the Board, President
                               and Chief Executive
                               Officer of Jefferson
                               Bancorp, Inc. and its
                               subsidiary Jefferson
                               Savings Bank.
                               Pursuant to the terms
                               of an Agreement and
                               Plan of Merger and
                               reorganization, upon
                               the Company's
                               acquisition of
                               Jefferson Bancorp,
                               Inc. in October 1996,
                               Ms. Knight was elected
                               as a director of the
                               Company.  Ms. Knight
                               continues to serve as
                               a director and
                               consultant to
                               Jefferson Bank.


 __________________

(1) As of March 10, 1997.
(2) Includes service as a director of the Bank.


Committees and Meetings of the Board; Director Nominations

    The Board of Directors of the Company has established an Audit Committee and a Compensation Committee. The Board of Directors of the Company meets on a monthly basis and may have additional special meetings. Nominations for director of the Company are made by the full Board of Directors. During the fiscal year ended December 31, 1996, the Board of Directors met 12 times. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he served that were held during this period.

    Audit Committee. The Audit Committee consists of Messrs. Barton, Jr., Himel and Tamporello. The Audit Committee supervises the Company's Internal Auditor and is responsible for reviewing the performance, and overseeing the engagement, of the Company's independent certified public accountants. The Audit Committee met seven times during fiscal 1996.

    Compensation Committee. The Compensation Committee consists of Messrs. Broussard, Fenstermaker and Shea. The Compensation Committee reviews the compensation of the Company's executive officers. The Compensation Committee met five times during fiscal 1996. No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. The report of the Compensation Committee with respect to compensation for the Chief Executive Officer and all other executive officers for the fiscal year ended December 31, 1996 is set forth below.

    In addition to the committees described above, Iberia Savings and Jefferson Bank has established committees which include members of the Board and senior management and which meet as required. These committees include, among others, an Audit Committee, Budget and Planning Committee, Executive Committee, Compensation Committee, Investment Committee, Commercial Loan Committee and Loan Committee.

Executive Officers Who Are Not Directors

    Set forth below is information with respect to the principal occupations during the last five years for the five executive officers of the Company, Iberia Savings and Jefferson Bank who do not serve as directors.

    William M. Lahasky, Age 37, is Vice President and Chief Financial Officer of the Company and Vice President and Treasurer of Iberia Savings, and has served as such since 1993. He previously has served in various capacities since joining the Bank in 1984 including as Treasurer, Controller, and as a staff accountant.

    Ronnie J. Foret, Age 46, is Executive Vice President - Commercial and Retail Division, Iberia Savings. Prior to joining the Bank in March 1996, he served as Executive Vice President from 1994 to March 1996, and Senior Vice President of First Commerce Corporation in New Orleans, Louisiana.

    Wayne Robideaux, Age 61, is Executive Vice President of Iberia Savings, and has served as an Executive Vice President of the Bank since March 1991. Prior to joining the Bank, he was a Managing Agent with the RTC in Baton Rouge, Louisiana. From April 1989 to March 1990, he worked as a financial consultant and broker for Shearson Lehman Hutton in Lafayette, Louisiana. From June 1982 to January 1989 he served as Chief Executive Officer of Citizens National Bank in Breaux Bridge, Louisiana.

    Scott T. Sutton, Age 43, is Executive Vice President - Bank Operations of Iberia Savings. Mr. Sutton joined the Bank in 1991 as a Senior Vice President and was promoted to Executive Vice President in January 1995.

    Boyd R. Boudreaux, Age 40, is President of Jefferson Bank, a position he has held since the Company's acquisition of Jefferson in October 1996. Previously, Mr. Boudreaux served as Senior Vice President and Compliance Manager of Iberia Savings from July 1994 to October 1996; he was a business manager for Rehab Xcel, a physical therapy company in Lafayette, Louisiana, during May and June 1994; from October 1992 through April 1994,

Mr. Boudreaux was employed as an insurance agent for Rob Eddy & Associates and as a mortgage broker and President of Apex Mortgage Co., Lafayette, Louisiana, and prior thereto, he was Executive Vice President of LBA Savings Bank, Lafayette, Louisiana.

Compliance with Section 16(a) of the 1934 Act

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the officers and directors, and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no person who owns 10% or more of the Company's Common Stock.

    Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during, and with respect to, 1996, the Company's officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the 1934 Act with the exception of (i) Boyd R. Boudreaux, who was late filing his initial report, (ii) Karen L. Knight, who was late filing her initial report and (iii) Ronnie J. Foret, who, on two occasions with respect to two transactions, was late in filing reports. All of such reports were subsequently filed.

                         BENEFICIAL OWNERSHIP OF COMMON STOCK
                     BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table includes, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the 1934 Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the directors of the Company, (iii) certain executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

                                                         Common Stock
                                                   Beneficially Owned as of
Name of Beneficial Owner                               March 10, 1997(1)
------------------------                         ---------------------------
                                                      No.             %
                                                -----------       -------
Franklin Resources, Inc.                         510,000(2)         7.3%
777 Mariners Island Blvd.
San Mateo, California 94404

ISB Financial Corporation                        590,069(3)         8.4%
  Employee Stock Ownership Plan Trust
1101 E. Admiral Doyle Drive
New Iberia, Louisiana 70560

John Hancock Mutual Life                         500,000(4)         7.1%
 Insurance Company

Directors:

Elaine D. Abell                                    9,130(5)           *
Harry V. Barton, Jr.                               7,564(6)           *
William R. Bigler                                  7,500              *
Cecil C. Broussard                                25,919(7)           *
Henry J. Dauterive, Jr.                           11,994(8)           *
William H. Fenstermaker                            9,820(9)           *
Ray Himel                                          9,992              *
Karen L. Knight                                    4,020              *
Larrey G. Mouton                                  21,968(10)          *
Emile J. Plaisance, Jr.                           15,000(11)          *
E. Stewart Shea, III                              14,252(12)          *
Louis J. Tamporello, Sr.                           8,100(13)          *
Guyton H. Watkins                                 10,355(14)          *

Executive officers who are not Directors:

Boyd R. Boudreaux                                  1,162(15)
Ronnie J. Foret                                          --           *
William M. Lahasky                                 6,060(16)          *
Wayne Robideaux                                   10,748(17)          *
Scott T. Sutton                                   12,777(18)          *



All directors and executive officers of the       189,891(2)       2.7%
Company and the Bank as a group (18 persons)



                                                (Footnotes on following page)

*   Represents less than 1% of the outstanding Common Stock.

(1) For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2) A Schedule 13G, dated January 29, 1997, indicates that Franklin Mutual Advisers, Inc., an investment adviser and subsidiary of Franklin Resources, Inc., has sole voting and dispositive power over the subject shares of Common Stock. The Mutual Discovery Fund, a series of Franklin Mutual Series Fund Inc., which is a registered investment company, has an interest in more than 5.0% of the Common Stock.

(3) The ISB Financial Corporation Employee Stock Ownership Plan Trust was established pursuant to the ISB Financial Corporation Employee Stock Ownership Plan ("ESOP") by an agreement between the Company and Messrs. Broussard, Fenstermaker and Shea, who act as trustees of the plan ("Trustees"). As of the Voting Record Date, 56,469 shares held in the ESOP Trust had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions, and unallocated shares, will be voted in the same ratio on any matter as to those shares for which instructions are given. The amount of Common Stock beneficially owned by each individual trustee or all directors and executive officers as a group does not include the unallocated shares held by the ESOP Trust.

(4) Pursuant to a Schedule 13G, dated January 29, 1997, John Hancock Advisers, Inc., a registered investment adviser and subsidiary of John Hancock Mutual Life Insurance Company, has sole voting and dispositive power pursuant to advisory agreements with the following: the John Hancock Bank and Thrift Opportunity Fund, which holds 140,000 shares of Common Stock, the John Hancock Bank Regional Fund, which holds 335,000 shares of Common Stock, and the Southeastern Thrift and Bank Fund, Inc., which holds 25,000 shares of Common Stock.

(5) Includes 4,971 shares held by Ms. Abell's spouse, which Ms. Abell may be deemed to beneficially own.

(6) Includes 1,741 shares held by Mr. Barton's spouse, which Mr. Barton may be deemed to beneficially own, and 1,229 shares held by Mr. Barton as custodian for his children.
                                            (Footnotes continued on next page)

 (7) Includes a total of 406 shares held by Mr. Broussard's spouse as custodian for his children, which Mr. Broussard may be deemed to beneficiary own. Excludes the shares held by the ESOP, of which Mr. Broussard is one of three trustees.

 (8) Includes 1,997 shares held by Mr. Dauterive's spouse, which Mr. Dauterive may be deemed to beneficially own.

 (9) Includes 1,820 shares held by Mr. Fenstermaker's 401(k) retirement plan. Excludes the shares held by the ESOP, of which Mr. Fenstermaker is one of three trustees.

(10) Includes 606 shares held by Mr. Mouton's spouse, which Mr. Mouton may be deemed to beneficially own, 2,169 shares which have been allocated to Mr. Mouton's account in the ESOP and 10,576 shares held by Mr. Mouton's 401(k) retirement plan.

(11) Consists of 5,000 shares held by Mr. Plaisance's spouse, which Mr. Plaisance may be deemed to beneficially own, and 10,000 shares held by Mr. Plaisance's 401(k) retirement plan.

(12) Includes 3,000 shares held by Mr. Shea's spouse and 1,000 shares held by Mr. Shea as custodian for his children. Excludes the shares held by the ESOP, of which Mr. Shea is one of three trustees.

(13) Includes 4,000 shares held by Mr. Tamporello's spouse, which Mr. Tamporello may be deemed to beneficially own.

(14) Includes 102 shares held by Mr. Watkins' spouse as her separate paraphernal property, which Mr. Watkins may be deemed to beneficially own, under the 1934 Act, 150 shares held by Mr. Watkins' spouse as custodian for Mr. Watkins' grandchildren in which Mr. Watkins disclaims beneficial ownership, and 10,253 shares held by Mr. Watkins and his spouse as community property.

(15) Includes 1,092 shares which have been allocated to Mr. Boudreaux's account in the 401(k) retirement plan.

(16) Includes 200 shares held by Mr. Lahasky as custodian for his children, 2,298 shares held by Mr. Lahasky's 401(k) retirement plan, and 932 shares which have been allocated to Mr. Lahasky's account in the ESOP.

(17) Includes 1,434 shares held by Mr. Robideaux's 401(k) retirement plan and 1,314 shares which have been allocated to Mr. Robideaux's account in the ESOP.

(18) Includes 1,966 shares held by Mr. Sutton's spouse, which Mr. Sutton may be deemed to beneficially own, 50 shares held by Mr. Sutton as custodian for his children, 1,381 shares held by Mr. Sutton's 401(k) retirement plan and 1,209 shares which have been allocated to Mr. Sutton's account in the ESOP.

                                EXECUTIVE COMPENSATION

Summary Compensation Table

    Directors and officers do not receive separate compensation directly from the Company. All compensation is paid either by Iberia Savings or Jefferson Bank. The following table sets forth a summary of certain information concerning the compensation paid for services rendered in all capacities during the years ended December 31, 1996, 1995 and 1994 to the President and Chief Executive Officer of the Company, who was the only officer of the Company and its subsidiaries whose total compensation during the fiscal year exceeded $100,000.

                               Annual Compensation              Long Term Compensation
                           -------------------------------   ----------------------------------
                                                                      Awards            Payouts
                                                             ------------------------  --------
                                                 Other                     Securities                All Other
     Name and                                    Annual       Restricted   Underlying     LTIP      Compensation
Principal Position    Year   Salary   Bonus  Compensation(1)    Stock       Options     Payouts
-------------------  -----  -------  ------  --------------  -----------   ----------   -------    -------------
Larrey G. Mouton      1996  $207,696 $   475      $--          29,523       184,516        --        $  1,428
President and Chief   1995  $196,158 $33,690       --              --            --        --        $  3,996
Executive Officer (2) 1994    99,239  40,455       --              --            --        --          28,057(2)

_______________

(1) Does not include amounts attributable to miscellaneous benefits received by the named executive officer. In the opinion of management of the Bank, the costs to the Bank of providing such benefits to the named executive officer during the individual periods did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2) Consists of amounts received as a director of the Bank as well as contributions to a 401(k) retirement plan which Mr. Mouton received from the Bank in 1994.

Stock Options

    The following table sets forth certain information concerning grants of stock options awarded to the named executive officers during the year ended December 31, 1996.

                          Option Grants in Last Fiscal Year

                                    Individual Grants
                                                                                           Potential Realizable Value
                                                                                             at Assumed Annual Rates
                                                                                           of Stock Price Appreciation
                                    % of Total Options                                           for Option Term(4)
                       Options           Granted to         Exercise      Expiration       ----------------------------
           Name        Granted          Employees(1)        Price(2)        Date(3)             5%            10%
------------------   ---------     -------------------   -----------   --------------    -------------   -----------
Larrey G. Mouton       184,516             43.14%           $15.875    May 24, 2006         $1,615,438    $3,977,242


(1) Percentage of options granted to all employees during fiscal 1996.

(2) The exercise price was based on the fair market value of a share of Common Stock on the date of grant.

(3) The stock options were granted on May 24, 1996 and vest and become exercisable over seven years, 14.29% per year commencing one year from the date of grant.

(4) Assumes compounded rates of return for the remaining life of the options and future stock prices of $24.63 and $37.43 at compounded rates of return of 5% and 10%, respectively.

    The following table sets forth certain information concerning exercises of stock options granted by the named executive officers during the year ended December 31, 1996 and stock options held at December 31, 1996.



                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                              AND YEAR END OPTION VALUES

                      Shares                      Number of Unexercised          Value of Unexercised
                    Acquired on       Value        Options at Year End            Options at Year End
         Name         Exercise       Realized   -------------------------   -------------------------------
----------------  -------------   ------------
                                                Exercisable  Unexercisable   Exercisable     Unexercisable
                                                -----------  -------------   -----------   ----------------
Larrey G. Mouton         --            $--          --         184,516           $--           $392,097


(1) Based on an assumed market price of $18.00 of a share of Common Stock at December 31, 1996.

Director's Compensation

    During 1996, members of the Board of Directors of Iberia Savings received fees of $2,000 per month for their services as directors of the Bank, except for the Chairman, who received fees of $2,300 per month, and Mr. Mouton, who was not compensated for such service. In addition, during 1996 upon stockholder approval of the Company's 1996 Stock Option Plan ("Option Plan") and the Recognition and Retention Plan and Trust ("Recognition Plan"), each non-employee director of the Company, except Ms. Knight who was not a director of the Company at the time, was granted options to acquire 20,129 shares of Common Stock and awards under the Recognition Plan of 8,051 restricted shares of Common Stock. Such options and restricted share grants generally vest over a 7-year period. For her services as director of Jefferson Bank, Ms. Knight received $4,000 during 1996. None of the other directors of the Company who also serve as directors of Jefferson Bank received any additional compensation for such services. Members of the Board of Directors receive no additional compensation for their participation in any of the Committees or for services as directors of the Company.

Employment and Severance Agreements

    The Company and the Bank (collectively the "Employers") in February 1995 entered into an employment agreement with Mr. Mouton. The Employers have agreed to employ Mr. Mouton for a term of three years in his current position at an initial base salary of $200,000. The agreement is terminable with or without cause by the Employers. The officer shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability or retirement, provided, however, that (i) in the event that the officer terminates his employment because of failure of the Employers to comply with any material provision of the employment agreement he shall be entitled to severance payments equal to the greater of the amount of his base salary for the remaining term of the agreement or his base salary multiplied by 1.0 or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the officer as a result of certain adverse actions which are taken with respect to the officer's employment following a Change in Control of the Company, as defined, Mr. Mouton will be entitled to cash severance payments equal to the greater of the amount of his base salary for the remaining term of the agreement or his base salary at the date of termination multiplied by 2.0. In addition, Mr. Mouton will be entitled to a continuation of benefits similar to those he is receiving at the time of such termination for the period otherwise remaining under the term of the agreement or until he obtains full-time employment with another employer, whichever occurs first. A Change in Control is generally defined in the employment agreement to include any change in control required to be reported under the federal securities laws, as well as the acquisition by any person of 25% or more of the Company's outstanding voting securities. Mr. Mouton's employment agreement provides that in the event that any payments to be paid thereunder are deemed to constitute "excess parachute payments" and, therefore, subject to an excise tax under
Section 4999 of the Code, the Employers may (i) contest the liability and exhaust all administrative and judicial appeals to that end, and/or (ii) pay Mr. Mouton an amount equal to the excise tax for which he is liable plus an amount equal to any additional federal, state, or local taxes that may result because of such additional payment. Mr. Mouton's agreement also provides that in the event of Mr. Mouton's death during the term of the agreement, his estate will receive payments equal to the amount of compensation for 12 months at his current salary at the time of his death.

    The Employers have also entered into severance agreements with Messrs. Boudreaux, Foret, Lahasky, Robideaux and Sutton. Under the terms of such severance agreements, the Employers have agreed that in the event that such officer's employment is terminated as a result of certain adverse actions which are taken with respect to the officer's employment following a Change in Control of the Company, as defined, such officer will be entitled to a cash severance amount equal to his base salary multiplied by 2.0.

    Although the above-described employment and severance agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect.

Transactions With Certain Related Persons

    The Bank's policy provides that all loans made by the Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1996, six of the Bank's directors and executive officers had aggregate loan balances in excess of $60,000, which amounted to $740,294 in the aggregate, or approximately 0.6% of the Company's equity as of such date. All such loans were made by the Bank in the ordinary course of business and were not made with favorable terms nor did they involve more than the normal risk of collectibility. As of December 31, 1996, all such loans were current.

    The firm of Landry & Watkins is general counsel to the Bank. Guyton H. Watkins, a director and Secretary of the Bank, is of counsel to Landry & Watkins. C.H. Fenstermaker and Associates, Inc., of which William H. Fenstermaker, a director of the Company and the Bank, is President and Chief Executive Officer, also provided professional services to the Bank. Karen L. Knight, a director of the Company and Jefferson Bank, receives compensation for certain consulting services provided to the Company.

Report of the Compensation Committee

    The goals of the Committee are to assist the Bank in attracting and retaining qualified management, motivating executives to achieve performance goals, rewarding management for outstanding performance and to ensure that the financial interests of the Company's management and shareholders are satisfied.

    During 1996, Mr. Mouton's base salary was $200,000 and was determined on an arms'-length basis when the Company and the Bank entered into an employment agreement with Mr. Mouton. In determining Mr. Mouton's base salary, the compensation considered the above-referenced factors, including the compensation analyses prepared by the referenced third parties. Under the terms of his employment agreement, Mr. Mouton's salary may be increased, but not decreased, by the Board of Directors and Mr. Mouton may receive bonuses, when, as, and if determined in the sole discretion of the Board of Directors. The Committee also considers the factors described in the immediately preceding paragraph in establishing compensation for the other executive officers of the Bank. Executive officers of the Bank, except for Mr. Mouton, also are eligible to participate in the Bank's bonus plan provided that certain pre-determined performance criteria are satisfied. In determining the awards granted to Mr. Mouton and the Bank's other executive officers under the Option Plan and Recognition Plan, the Committee considered the contributions made by such officer to the Company and the Bank and such officer's responsibilities. The awards granted under the Option Plan and Recognition Plan were also designed to provide an incentive to executive officers to contribute to the Company's continued success in the future.

    The Committee considered several financial and non-financial accomplishments in setting the compensation of the Chief Executive Officer and other executive officers, including but not limited to, net income of the Bank, profitability ratios, satisfactory regulatory examinations, and market value of the Bank. In addition, other objectives such as growth and the successful stock conversion and reorganization were reviewed. The committee reviewed and considered the SNL Executive Compensation Review for a comparison of compensation paid by the Bank's peer group. The Committee also reviewed a selected peer group compensation analysis prepared by Charles Webb & Co.

    Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for their approval.


                                  Cecil C. Broussard
                                  William H. Fenstermaker
                                  E. Stewart Shea, III

Performance Graph

    The following graph compares the cumulative total return on the Common
Stock over a measurement period since the Company's initial issuance of Common Stock in April 1995 with (i) the cumulative total return on the stocks included in the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") Total Return Index (for United States companies) and (ii) the cumulative total return on the stocks included in the SNL Peer Group Index. All of these cumulative returns are computed assuming the reinvestment of dividends which were paid during the applicable time period.









                                    [GRAPH]



                                                    Period Ending
                                -----------------------------------------------
Index                           4/7/95   6/30/95   12/31/95   6/30/96  12/31/96
-------------------------------------------------------------------------------
ISB Financial Corporation       100.00   116.52      117.64    116.28   144.13
Nasdaq Total Return Index       100.00   114.86      130.26    147.47   160.23
SNL $500M-$1B Thrifts Index     100.00   109.55      127.81    133.44   158.49
SNL $500M-$1B Banks Index       100.00   105.30      126.91    134.67   158.66

                       RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors of the Company has appointed Castaing, Hussey & Lolan, L.L.P., independent certified public accountants, to perform the audit of the Company's financial statements for the year ending December 31, 1997, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

    The Company has been advised by Castaing, Hussey & Lolan, L.L.P. that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Castaing, Hussey & Lolan, L.L.P. will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

    The Board of Directors recommends that you vote FOR the ratification of the appointment of Castaing, Hussey & Lolan, L.L.P. as independent auditors for the fiscal year ending December 31, 1997.


                         STOCKHOLDER'S PROPOSAL CONCERNING AN
                          AMENDMENT TO THE COMPANY'S BYLAWS

    Mr. Charles A. Dorsey, P.O. Box 9008, New Iberia, Louisiana, 70502, who has represented to the Company that he is the beneficial owner of 40,000 shares of Common Stock, has presented the following proposal for stockholder consideration at the Annual Meeting:

                                Stockholder's Proposal

    That the by-laws of the Company be changed to require that the majority of the members of the board of directors be legal residents of Iberia Parish.

                          Stockholder's Supporting Statement

    Iberia Savings Bank has drawn its strength from Iberia Parish for over 100 years. The purpose of this proposal is to insure that the bank continue to recognize its position in the community. It is felt that this can be accomplished by a board that consists primarily of residents of Iberia Parish.

                       Recommendation of the Board of Directors

    The Board of Directors of the Company recommends a vote AGAINST the foregoing proposal.

                                STOCKHOLDER PROPOSALS

    Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in April 1998, must be received at the principal executive offices of the Company, 1101 E. Admiral Doyle Drive, New Iberia, Louisiana, Attention: Guyton H. Watkins, Secretary, no later than November 17, 1997. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent certified mail, return receipt requested.

    Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the 1934 Act may be brought before an annual meeting pursuant to Article 9.B. of the Company's Articles of Incorporation. One stockholder of the Company has indicated that, in addition to the items previously described herein, he may request that a proposal to amend the Company's Bylaws (which would require the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors in order to be implemented) to require advance written notification to stockholders of all items of new business to be discussed at a meeting of stockholders, and, perhaps, certain other proposals, be considered at the Annual Meeting to be held on April 16, 1997.


                                    ANNUAL REPORTS

    A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.


                                    OTHER MATTERS

    If any matters should properly come before the meeting other than those which are described in this Proxy Statement, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

    \/  PLEASE MARK VOTES                     REVOCABLE PROXY
    /\  AS IN THIS EXAMPLE               ISB FINANCIAL CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 16, 1997

The undersigned, being a stockholder of ISB Financial Corporation ("Company") as of March 10, 1997, hereby authorizes the Board of Directors of the Company or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the main office of Iberia Savings Bank, located at 1101 East Admiral Doyle Drive, New Iberia, Louisiana, on Wednesday, April 16, 1997 at 3:00 p.m., Central Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1.  ELECTION OF DIRECTORS
                                            For    Withhold   For All
                                                               Except

                                            -----    -----      -----
    Nominees for three-year term:

    Cecil C. Broussard, Ray Himel, Larrey G. Mouton and Emile J. Plaisance, Jr.

INSTRUCTION: To withhold authority to vote for an individual nominee, mark "For All Except" and write that nominee's name in the space provided below. Unless authority to vote for all of the foregoing nominees is withheld, this Proxy will be deemed to confer authority to vote for each nominee whose name is not written below.


------------------------------------------------------------------------------
RECOMMENDATION: The Board of Directors recommends that you vote "FOR" all of the nominees listed above.

2. PROPOSAL to ratify the appointment by the Board of Directors of Castaing, Hussey & Lolan, L.L.P as the Company's independent auditors for the fiscal year ending December 31, 1997.
                                            For    Against     Abstain

                                           -----    -----       -----

RECOMMENDATION: The Board of Directors recommends that you vote "FOR" the ratification of Castaing, Hussey & Lolan, L.L.P..

3. STOCKHOLDER'S PROPOSAL to amend the Company's Bylaws to require that a majority of the members of its Board of Directors be legal residents of Iberia Parish, Louisiana.
                                            For    Against     Abstain

                                           -----    -----       -----

RECOMMENDATION: The Board of Directors recommends that you vote "AGAINST" The Stockholder's Proposal to amend the Company's Bylaws.


Please be sure to sign and date this Proxy in the box below.

                      Date
                            ------------------------


------------------------------------------------------------------------------
   Stockholder sign above                     Co-holder (if any) sign above




     Detach above card, date and mail in postage paid envelope provided.
                            ISB FINANCIAL CORPORATION

SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF RETURNED BUT NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, FOR RATIFICATION OF THE COMPANY'S INDEPENDENT AUDITORS, AGAINST THE STOCKHOLDER PROPOSAL TO AMEND THE COMPANY'S BYLAWS AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 16, 1997 AND AT ANY ADJOURNMENT THEREOF.

PLEASE SIGN THIS EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS PROXY CARD. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE, WHEN SHARES ARE HELD JOINTLY, ONLY ONE HOLDER NEED SIGN.

                                 PLEASE ACT PROMPTLY
                       SIGN, DATE & MAIL YOUR PROXY CARD TODAY